EXPLANATORY NOTE

The Registrant’s definitive proxy statement filed with the Securities and Exchange Commission on May 6, 2009, is hereby amended to correct certain errors contained in the section entitled “Common Stock Held by Others” on page 35, which has been updated and is set forth below in its entirety with the corrections noted therein.

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Common Stock Held by Others

As of May 6, 2009, the following table sets forth information regarding the number and percentage of Common Stock held by all persons, other than those persons listed immediately above, who are known by the Company to beneficially own or exercise voting or dispositive control over 5% or more of the Company’s outstanding Common Stock:

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Martin Steinberg, Esq., as the receiver for Lancer Offshore Inc. c/o David E. Wells, Esq. Hunton & Williams LLP 1111 Brickell Avenue, Suite 2500 Miami, FL 33131	4,292,535	11.2%

(1)     A person is deemed to be the beneficial owner of Common Stock that can be acquired by such person within 60 days of the date hereof upon the exercise of warrants or stock options or conversion of Series A and Series M Preferred Stock or convertible debt. Except as otherwise specified, each beneficial owner’s percentage ownership is determined by assuming that warrants, stock options, Series A and Series M Preferred Stock and convertible debt that are held by such a person (but not those held by any other person) and that are exercisable within 60 days from the date hereof, have been exercised or converted.